EXHIBIT 10.3
Imation Corp. 2005 Stock Incentive Plan
Amendment to Restricted Stock Award Agreement
     This RESTRICTED STOCK AWARD AGREEMENT AMENDMENT (the “Amendment”) effective as of November ___, 2005 between Imation Corp., a Delaware corporation (the “Company”), and «Name», a non-employee Director of the Company (the “Participant”).
     WHEREAS, pursuant to a Restricted Stock Award Agreement effective as of «Name» (the “Agreement”), the Company granted to Participant a restricted stock award (the “Restricted Stock Award”) of «Name» («Name») shares (the “Shares”) of the Company’s common stock, par value $.01 per share, subject to the terms and conditions set forth in the Agreement and in accordance with the terms and conditions of the Imation Corp. 2005 Stock Incentive Plan (the “Plan”).
     WHEREAS, Section 3 of the Plan provides that the committee administering the Plan (the “Committee”) has full power and authority, subject to the express provisions of the Plan and applicable law, to amend the terms and conditions of any award granted under the Plan.
     WHEREAS, pursuant to Section 3 of the Plan, the Committee has determined to amend the Agreement to provide that the Shares will vest upon certain events.
     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Participant hereby agree to amend the Agreement as follows:
     1. Section 3 of the Agreement is hereby amended in its entirety to read as follows:
3. Vesting; Forfeiture.
     (a) Vesting. Subject to the terms and conditions of this Agreement, and except as otherwise provided in Sections 3(c) and 3(d) hereof, twenty five percent (25%) of the Shares shall vest, and the restrictions with respect to the Shares shall lapse, on each of the first, second, third and fourth anniversaries of the Effective Date if the Participant serves continuously on the Board of Directors of the Company until such respective vesting dates.
     (b) Forfeiture. Except as otherwise provided in Sections 3(c) and 3(d) hereof, if the Participant ceases to serve on the Board of Directors of the Company for any reason prior to the vesting of the Shares pursuant to Section 3(a) hereof, Participant’s rights to all of the unvested Shares shall be immediately and irrevocably forfeited, including the right to vote such Shares and the right to receive dividends on such Shares.
     (c) Change of Control. Notwithstanding the vesting and forfeiture provisions contained in Sections 3(a) and 3(b) hereof, but subject to the other terms and conditions set forth in this Agreement, in the event of a Change of Control, the Participant shall become immediately vested in all of the Shares, and the restrictions with respect to the Shares shall lapse, as of the date of the Change of Control. In the event that the provisions of this Section 3(c) result in “payments” that are finally and conclusively determined by a court or Internal Revenue Service proceeding to be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to the Participant an additional amount such that the net amount retained by the Participant following realization of all compensation under the Plan that resulted in such “payments,” after allowing for the amount of such excise tax and any additional federal, state and local income and employment taxes paid on the additional amount, shall be equal to the net amount that would otherwise have been retained by the Participant if there were no excise tax imposed by Section 4999 of the Code.
     (d) Early Vesting. Notwithstanding the vesting and forfeiture provisions contained in Sections 3(a) and 3(b) hereof, the Participant shall become immediately vested in all of the Shares, and the restrictions with respect to the Shares shall lapse, upon the Participant’s death, Disability or Retirement.
     2. Section 7 of the Agreement is hereby amended to add the following provisions:
     (b) “Disability” shall be as defined under the Imation Corp. Long Term Disability Income Protection Plan.
     (c) “Retirement” means retirement under the Imation Corp. Board Retirement Policy or under such other circumstances determined to be retirement by the Committee in its sole discretion.

     3. No other terms or conditions of the Agreement are amended hereby, and all such terms and conditions of the Agreement shall remain in full force and effect.
     4. The terms, provisions and agreements that are contained in this Amendment shall apply to, be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives and permitted successors and assigns, subject to the limitations on assignment expressly set forth in the Agreement.
     The Company has caused this Amendment to be signed and delivered as of the date set forth above.

IMATION CORP.

By:

Name:

Title: